Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 11, 2007, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting (which report expressed an unqualified opinion on management’s assessment of the effectiveness of internal control over financial reporting and an adverse opinion on the effectiveness of internal control over financial reporting) included in the Annual Report of Key Energy Services, Inc. on Form 10-K for the year ended December 31, 2006.  We hereby consent to the incorporation by reference of said reports in this Registration Statement on Form S-8.

/s/  Grant Thornton LLP

Houston, Texas

September 24, 2007